Exhibit 3.4

CERTIFICATE OF INCORPORATION

OF

THE OLD EVANGELINE DOWNS CAPITAL CORP.

The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware, Chapter 1, Title 8 of the Delaware Code and known as the General Corporation Law of the State of Delaware does hereby certify that:

ARTICLE FIRST

The name of the Corporation is The Old Evangeline Downs Capital Corp.

ARTICLE SECOND

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THIRD

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOURTH

The total number of shares of stock which the Corporation has authority to issue is 1,000 shares of Common Stock with a par value of $0.01 per share.

ARTICLE FIFTH

The Corporation is to have perpetual existence.

ARTICLE SIXTH

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the by-laws of the Corporation.

ARTICLE SEVENTH

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the Corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors in the by-laws of the Corporation. Election of the directors need not be by written ballot unless the by-laws of the Corporation so provide.

ARTICLE EIGHTH

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE EIGHTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE NINTH

The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE TENTH

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE ELEVENTH

The name and address of the Sole Incorporator is:

Name:	Address:
Nazim Zilkha	Mayer, Brown, Rowe & Maw 1675 Broadway New York, New York 10019

I, THE UNDERSIGNED, being the Sole Incorporator hereinbefore named, for the purposes of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true and have accordingly hereunto set my hand this 30th day of January, 2003.

/s/ NAZIM ZILKHA
Nazim Zilkha
Sole Incorporator

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